Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Radiant Logistics, Inc.

Renton, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190683 and 333-179869) and Form S-3 (Nos. 333-228833, 333-203821, and 333-179868) of Radiant Logistics, Inc. of our reports dated September 20, 2021, relating to the consolidated financial statements, and the effectiveness of Radiant Logistics, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Radiant Logistics, Inc.’s internal control over financial reporting as of June 30, 2021.

/S/ BDO USA, LLP

Seattle, Washington

September 20, 2021